Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides $60 Million in Financing to LENSAR

INCLINE VILLAGE, Nev., October 2, 2013, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that it closed a financing transaction with LENSAR, Inc., a leader in next-generation femtosecond laser technology for refractive cataract surgery, in which PDL will provide LENSAR with up to $60 million of debt financing, as part of an $87 million total financing for LENSAR.

The LENSAR Laser System provides cataract surgeons with the power to execute accurate incisions with unprecedented precision and repeatability. It provides precise capsulotomy incision size, shape and location, thereby enhancing effective intraocular lens (IOL) lens positioning and fitting for each individual patient, leading to improved patient outcomes.  LENSAR is the only femtosecond laser on the market which uses a proprietary imaging, automated measurement, 3-D modeling, and treatment guidance system. The LENSAR Laser system is cleared by the FDA to perform both corneal and arcuate incisions, as well as lens fragmentation and anterior capsulotomy (with or without phacofragmentation), during cataract surgery.

The total financing of up to $60 million was provided pursuant to a credit agreement that included an initial $40 million in cash funded to LENSAR on October 1, 2013, and provides up to $20 million in additional funds to LENSAR by September 30, 2014, upon the accomplishment of a specified milestone. In exchange, PDL received a security interest in all of LENSAR’s assets and will receive interest on the principal amount outstanding.

Aisling Capital and additional LENSAR co-investors joined PDL in the transaction by making an additional $27 million equity investment in LENSAR, with a portion to be funded by Aisling and other LENSAR equity investors by the end of December 2013.  Combined with PDL’s financing and LENSAR's most recent equity financing round, $87 million of capital has been made available to LENSAR.

"With this financial commitment from PDL, LENSAR is now fully positioned to address the multi-billion dollar laser addressable cataract surgery market with what we believe to be a superior product," said John P. McLaughlin, president and chief executive officer of PDL. "Our financing with LENSAR fits with our strategy of focusing on investing in commercial stage products and companies with an attractive risk/return profile.”

"We are very pleased to announce this debt financing with PDL, in addition to the continued support of our equity syndicate. The PDL structure provides us with minimally dilutive capital which enables us to execute on our operating plan including the expansion of our U.S sales force,” said Nick Curtis, chief executive officer of LENSAR. "We expect to be in a strong position to scale our business and expand commercially into new and existing markets.”

About LENSAR, Inc.

LENSAR, Inc. is a leader in the development and commercialization of next-generation laser and advanced imaging, measurement and 3-D modeling technology for refractive cataract surgery. The LENSAR Laser System is U.S. Food and Drug Administration 510(k) cleared and CE mark approved for performing anterior capsulotomy, laser phacofragmentation, and the creation of full and partial thickness single-plane and multi-plane arc cuts/incisions in the cornea during cataract surgery for removal of the crystalline lens. For more information please visit www.LENSAR.com.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

Cautionary Statements Concerning Forward-Looking Statements
This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of LENSAR and PDL and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither LENSAR nor PDL assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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